As filed with the Securities and Exchange Commission on August 30, 2007
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Wireless Ronin Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1967918
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(Address, including Zip Code, of Principal Executive Offices)

WIRELESS RONIN TECHNOLOGIES, INC. 2006 EQUITY INCENTIVE PLAN
WIRELESS RONIN TECHNOLOGIES, INC. 2006 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
WIRELESS RONIN TECHNOLOGIES, INC. EMPLOYEE WARRANTS
(Full Title of the Plans)

JOHN A. WITHAM	Copies to:
Executive Vice President and Chief Financial Officer	AVRON L. GORDON, ESQ.
Wireless Ronin Technologies, Inc.	BRETT D. ANDERSON, ESQ.
5929 Baker Road, Suite 475	Briggs and Morgan, P.A.
Minnetonka, Minnesota 55345	2200 IDS Center
(952) 564-3500	80 South Eighth Street
(Name, address, including zip code,	Minneapolis, Minnesota 55402
and telephone number, including	(612) 977-8400 (phone)
area code, of Agent for Service)	(612) 977-8650 (fax)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed	Amount
	Amount To	Maximum	Maximum	of
	Be	Offering Price	Aggregate	Registration
Title of Each Class of Securities To Be Registered	Registered (1)	Per Share	Offering Price	Fee
Wireless Ronin Technologies, Inc.
2006 Equity Incentive Plan
Common stock (par value $0.01 per share)	125,008	$6.45 (2)	$806,302	$24.75
Common stock (par value $0.01 per share)	233,332	$4.00	$933,328	$28.65
Common stock (par value $0.01 per share)	435,000	$5.65	$2,457,750	$75.45
Common stock (par value $0.01 per share)	46,160	$6.02	$277,883	$8.53
Common stock (par value $0.01 per share)	31,000	$6.25	$193,750	$5.95
Common stock (par value $0.01 per share)	12,500	$6.30	$78,750	$2.42
Common stock (par value $0.01 per share)	25,000	$6.42	$160,500	$4.93
Common stock (par value $0.01 per share)	20,000	$6.54	$130,800	$4.02
Common stock (par value $0.01 per share)	3,500	$6.58	$23,030	$0.71
Common stock (par value $0.01 per share)	2,500	$7.00	$17,500	$0.54
Common stock (par value $0.01 per share)	25,000	$7.38	$184,500	$5.66
Common stock (par value $0.01 per share)	7,500	$7.42	$55,650	$1.71
Common stock (par value $0.01 per share)	10,000	$7.66	$76,600	$2.35
Common stock (par value $0.01 per share)	7,500	$8.55	$64,125	$1.97
Common stock (par value $0.01 per share)	15,000	$8.61	$129,150	$3.96
Wireless Ronin Technologies, Inc.
2006 Non-Employee Director Stock Option Plan
Common stock (par value $0.01 per share)	280,000	$6.45 (2)	$1,806,000	$55.45
Common stock (par value $0.01 per share)	230,000	$4.00	$920,000	$28.24
Wireless Ronin Technologies, Inc.
Employee Warrants
Common stock (par value $0.01 per share)	43,331	$0.09	$3,900	$0.12
Common stock (par value $0.01 per share)	666	$0.45	$300	$0.01
Common stock (par value $0.01 per share)	57,019	$2.25	$128,293	$3.94
Common stock (par value $0.01 per share)	119,434	$6.75	$806,180	$24.75
Common stock (par value $0.01 per share)	142,952	$9.00	$1,286,568	$39.50
Common stock (par value $0.01 per share)	4,443	$11.25	$49,984	$1.53
[Total Registration]	1,876,845		$10,590,843	$325.14

(1)	This registration statement also covers any additional shares of common stock which become issuable under the Wireless Ronin Technologies, Inc. 2006 Equity Incentive Plan, the Wireless Ronin Technologies, Inc. 2006 Non-Employee Director Stock Option Plan, and Wireless Ronin Technologies, Inc. Employee Warrants by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act and based upon the average of the high and low sale prices for such stock on August 27, 2007, as reported by the NASDAQ Capital Market.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:
•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006;

•	Quarterly Reports on Form 10-QSB for the fiscal periods ended March 31, 2007 and June 30, 2007;

•	Current Reports on Form 8-K filed on January 4, 2007, January 26, 2007, February 6, 2007, February 16, 2007 (as to Items 1.01 and 1.02 only), March 2, 2007, April 30, 2007, June 14, 2007, June 19, 2007, August 3, 2007, August 10, 2007 (as to Item 8.01 only), and August 20, 2007; and

•	Description of our common stock contained in our Registration Statement on Form 8-A/A (File No. 001-33169) filed on November 27, 2006, as the same may be amended from time to time.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 302A.521, subd. 2, of the Minnesota Statutes requires that we indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines, (2) acted in good faith, (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director, (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (5) in the case of acts or omissions occurring in the person’s performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the company, or, in the case of performance by a director, officer or employee of the company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company. In addition, Section 302A.521, subd. 3, requires payment by us, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of our board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.
     Our articles of incorporation and by-laws provide that we shall indemnify each of our directors, officers and employees to the fullest extent permissible by Minnesota Statute, as detailed above. We also maintain a director and officer liability insurance policy.

Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See “Exhibit Index.”
Item 9. Undertakings.
(a) The small business issuer will:
     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution;
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.
     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
     (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
(b) If the small business issuer will offer the securities to existing security holders under warrants or rights and the small business issuer will reoffer to the public any securities not taken by security holders, with any modifications that suit the particular case: The small business issuer will supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the small business issuer will file a post-effective amendment to state the terms of such offering.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on August 30, 2007.

WIRELESS RONIN TECHNOLOGIES, INC.
By	/s/ Jeffrey C. Mack
Jeffrey C. Mack
Chairman of the Board, President, Chief Executive Officer and Director

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey C. Mack and John A. Witham, and each of them, as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Jeffrey C. Mack	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	August 30, 2007
Jeffrey C. Mack

/s/ John A. Witham	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 30, 2007
John A. Witham

/s/ Brian S. Anderson	Vice President and Controller (Principal Accounting Officer)	August 30, 2007
Brian S. Anderson

/s/ Dr. William F. Schnell	Director	August 30, 2007

Dr. William F. Schnell

Director

Carl B. Walking Eagle Sr.

/s/ Gregory T. Barnum	Director	August 30, 2007
Gregory T. Barnum

/s/ Thomas J. Moudry	Director	August 30, 2007
Thomas J. Moudry

/s/ Brett A. Shockley	Director	August 30, 2007
Brett A. Shockley

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to Pre-Effective Amendment No. 1 to our Form SB-2 filed on October 12, 2006 (File No. 333-136972)).

4.2	By-laws of the Registrant, as amended (incorporated by reference to our Registration Statement on Form SB-2 filed on August 29, 2006 (File No. 333-136972)).

4.3	Specimen common stock certificate of the Registrant (incorporated by reference to Pre-Effective Amendment No. 1 to our Form SB-2 filed on October 12, 2006 (File No. 333-136972)).

4.4	Form of Current Warrant to Purchase Common Stock of the Registrant (incorporated by reference to our Registration Statement on Form SB-2 filed on August 29, 2006 (File No. 333-136972)).

4.5	Form of Previous Warrant to Purchase Common Stock of the Registrant (incorporated by reference to our Registration Statement on Form SB-2 filed on August 29, 2006 (File No. 333-136972)).

5	Opinion of Briggs and Morgan, Professional Association.

23.1	Consent of Briggs and Morgan, Professional Association (filed as part of Exhibit 5).

23.2	Consent of Independent Registered Public Accounting Firm.

24	Powers of Attorney (included on Signature page).